UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SD
SPECIALIZED DISCLOSURE REPORT

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11893	95-3679695
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1444 South Alameda Street, Los Angeles, California	90021
(Address of principal executive offices)	(Zip Code)

Sandeep Reddy

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

As contemplated by the Conflict Minerals Rule, a Conflict Minerals Report is provided as an exhibit to this Form SD and is available at the following Internet website: http://investors.guess.com.

The information contained on our website is not incorporated by reference into this Form SD or our Conflict Minerals Report and should not be considered part of this Form SD or the Conflict Minerals Report.

Item 1.02 Exhibit

The Conflict Minerals Report contemplated by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Exhibit Index

Item 2.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report for the reporting period from January 1 to December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GUESS?, INC.
(Registrant)
By: /s/ Sandeep Reddy	May 29, 2019
Name: Sandeep Reddy
Title: Chief Financial Officer

Exhibit Index

Exhibit	Description
1.01	Conflict Minerals Report for the reporting period from January 1 through December 31, 2018

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